Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Susan Wright Greenfield 305-569-3449	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Record Second-Quarter Net Income

Margin, assets and total deposits rise

Second-Quarter 2007 Highlights:

•	Record second-quarter net income of $24.4 million, up 24% over the same quarter in 2006

•	Net-interest margin of 2.39%, up 32 basis points from the same quarter last year

•	Total assets of $13.9 billion, up 14% from March 31, 2006

•	Total loan balances of $11.8 billion, up 19% from March 31, 2006

•	Total deposits of $6.8 billion, up 26% from March 31, 2006

•	Core deposits of $4.9 billion, up 22% from March 31, 2006

CORAL GABLES, Fla. – April 18, 2007 – BankUnited Financial Corporation (NASDAQ: BKUNA), parent company of BankUnited FSB, today reported net income of $24.4 million for the quarter ended March 31, 2007, up 24% from $19.7 million for the quarter ended March 31, 2006. Basic and diluted earnings were $0.67 and $0.64 per share, respectively, for the quarter, up from $0.57 and $0.54 per share, respectively, for the quarter ended March 31, 2006.

In the quarter, the company incurred $1.1 million after-tax expense to call $48 million of high-rate trust preferred securities and an after-tax loss of $0.4 million on securities sold during the quarter.

Net income for the six months ended March 31, 2007, was $51.8 million, up 44% from $35.9 million for the same period in the prior year. Basic and diluted earnings per share for the six-month period were $1.42 and $1.35, respectively, as compared to $1.10 and $1.04 for the same period in the prior year.

Chairman’s Comments

“We had another solid quarter, and I am very pleased with achieving year over year net-income growth of 24% in a challenging environment,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “We are continuing on a path of balanced, profitable growth.

“Like many in the industry, our loan production areas started slowly but they have picked up nicely as the quarter progressed. We experienced the positive impact of several initiatives in the quarter, including newly developed products, increases to our sales staff and additional loan production offices and branches. The commercial, commercial real estate and small-business lending pipelines have shown strong improvement and our residential mortgage pipeline at March 31, 2007 was $665 million, compared to $425 million at December 31, 2006.

Credit Quality Remains Strong

“Credit quality remains strong. Our history shows that we have been able to maintain a low level of net charge-offs even when non-performing assets have increased. While BankUnited’s non-performing assets increased to 0.53% this quarter, they are well below the industry average for all thrifts over $5 billion in assets, of 0.89% at Dec. 31, 2006, and approximately half of the levels reported thus far this quarter by a number of major thrifts. Additionally, our levels came in better than we projected last quarter. This is because of our conservative underwriting. We do not engage in subprime lending and, as a portfolio lender, we treat each loan as if it is our own. In addition, we have high-touch underwriting processes, in-house appraisers in each market and well-trained, experienced underwriters. We have always underwritten our option-ARM loans at the fully indexed rate, long before the release of the inter-agency federal guidelines.

“Of the 31,700 residential loan files in our portfolio, 216 are in foreclosure. This quarter we experienced $77,384 in net charge-offs against the $9.4 billion residential loan portfolio. Based on extensive reviews of our portfolios, we do not at this time, anticipate significant losses. Based on recent appraisals, the current weighted average loan-to-value of the loans in foreclosure is approximately 79%. Since March 2005, we have sold more than $3.0 billion in residential loans consisting of nearly 8,000 files. Only two of these files have been returned for early-payment default.

“I would also like to address the concerns over a possible spillover from the subprime market into the reduced documentation market. Our reduced documentation loans are counterbalanced by stringent requirements for other underwriting criteria, including lower loan-to-value ratios, higher FICO scores, credit enhancements such as mortgage insurance and lower debt-to-income ratios. Our experience has been that these loans when properly underwritten, perform as well if not better than, our full documentation loans. More detail about our loan portfolio is included in the addendum to the press release.

“In almost all circumstances, loans originated with Loan-to-Values (LTVs) greater than 80% require the purchase of mortgage insurance. The average FICO score of the entire residential portfolio at March 31, 2007, was 710, and including the adjustment for coverage of mortgage insurance, the average LTV at inception was 70%. The average FICO score of the option-ARM portfolio at March 31, 2007, was 709, and the average LTV after the adjustment for coverage of mortgage insurance was 73%.

“We are respectful of our community-lending responsibilities and are committed to keeping deserving borrowers in their homes. Our ombudswoman and loan counselors assist borrowers whose situations have changed due to employment, health or other valid scenarios. Rising property taxes and increasing insurance costs have had an impact on borrowers in Florida, and recognizing this, we have created programs to assist them.”

New Offices and Micro-Market Strategy

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “We are pleased with the steady advances we’ve achieved and continue to move forward with our growth plans. This quarter we opened five new branch offices and subsequently opened a branch earlier this month in Clearwater, reaching our 13th coastal county in Florida. In addition, our new mortgage production offices in Denver and Portland, Ore., are making up for some decreased volumes in more established markets.

“Our micro-market strategy continues to pay off and we are encouraged by our increases in cross-sell ratios, customer retention, new households and other benchmarks. Our commercial lending, small-business banking and commercial real estate areas continue to deepen customer relationships and expand as our branch footprint extends throughout Florida.

“We continue to focus on cost-saving initiatives and have streamlined some of our mortgage processing areas.

“Overall we are cautiously optimistic in a challenging environment. The strength of our senior managers, along with their considerable experience in preparing for and leading during these cycles, has positioned us well to achieve our goals.”

Net-Interest Margin

The net-interest margin improved to 2.39% this quarter from 2.35% for the preceding quarter and from 2.07% for the same quarter of fiscal 2006. BankUnited’s margin continued to expand due to a variety of factors, including the upward repricing of residential mortgage loans tied to the Monthly Treasury Average (MTA) index, new mortgage loan products and programs related to loan retention.

Should the Federal Reserve Open Market Committee maintain rates at the current level, we anticipate that the lagging effect on the re-pricing of the adjustable-rate-mortgage loans should continue to have a positive effect on net-interest margin for the next several quarters. Margin may also improve by prudent deposit growth and appropriate use of the company’s ample wholesale funding sources to achieve the lowest overall cost of funding.

During the quarter, the company redeemed debt associated with trust preferred securities of $22.9 million with a 10.25% fixed rate and $25 million with a floating rate of three-month LIBOR plus 3.60%. Related to the redemption was the acceleration of deferred expenses of $0.6 million, pre-tax, or two basis points on the margin. In addition, BankUnited issued $50 million of trust preferred securities with an interest rate of three-month LIBOR plus 1.69%. BankUnited anticipates redeeming similar higher-rate trust preferred securities as they qualify for redemption.

Deposit Growth

Total deposits increased 26% to $6.8 billion at March 31, 2007, up from $5.5 billion at March 31, 2006. Core deposits increased to $4.9 billion at March 31, 2007, up 22% from March 31, 2006.

Non-CD deposits increased 14% to $2.4 billion at March 31, 2007, up from $2.1 billion at March 31, 2006. Non-interest-bearing deposits were $368 million at March 31, 2007, down 7% from March 31, 2006.

Loan Balances and Production

Consumer loan balances, which include specialty consumer mortgage loans originated through branches, were $1.1 billion at March 31, 2007, compared to $1 billion as of March 31, 2006, up 8%.

Commercial and commercial real estate loan balances remained at $1.2 billion at March 31, 2007, compared to the same quarter of fiscal 2006.

After loan sales and prepayments, total loans at March 31, 2007, were $11.8 billion compared to $9.9 billion as of March 31, 2006, an increase of 19%. Reflecting the general contraction in the market, total loan originations, including consumer, commercial, commercial real estate and residential, were $1 billion for the quarter, down 22% from the preceding quarter, and down 44% from the second quarter of fiscal 2006.

Residential mortgage loan originations, which exclude specialty consumer mortgage loans originated through branch offices, were $866 million for the quarter, down 25% from the preceding quarter, and down 40% from the second quarter of fiscal 2006. However, as the quarter progressed, the residential pipeline increased substantially from $425 million to $665 million. Residential mortgage loan balances increased $238 million during the quarter to $9.4 billion at March 31, 2007, and increased 24% from $7.6 billion at March 31, 2006.

Of the total residential loan originations during the quarter, 85% were option-ARM products, a decrease of 5% when compared to the second quarter of fiscal 2006. The company has added a variety of new option-ARM products, many with higher start rates. These new products will, along with more competitively priced traditional ARM products, provide a diversified product offering.

Option-ARM loans represented 58.5% of the total loan portfolio at March 31, 2007, compared to 53.0% of the total loan portfolio at March 31, 2006. At March 31, 2007, the portfolio of $6.9 billion in option-ARM balances had negative amortization of $176 million, or 2.5%, compared to negative amortization of $37.3 million or 0.7% at March 31, 2006, and up from negative amortization of $129.7 million, or 1.9% at December 31, 2006. The average outstanding balance of an option-ARM loan in the portfolio as of March 31, 2007, was $310,000.

Asset Quality

Non-performing assets as a percentage of total assets increased to 0.53% for the quarter ended March 31, 2007, from 0.33% for the previous quarter, and from 0.09% for the quarter ended March 31, 2006. The level of non-performing assets in the quarter was better than BankUnited’s previously stated expectations. The level of non-performing assets is low when compared to both BankUnited’s overall portfolio and industry averages.

For the quarter ended March 31, 2007, the provision for loan loss totaled $4.0 million, compared to $2.3 million for the quarter ended March 31, 2006. Net charge-offs remained low at $1.4 million, or an annualized rate of 0.04% of average loans. Residential loan net charge-offs were $77,384. Included in net charge-offs is a previously disclosed commercial real estate loan. The company disposed of a portion of the loan in December 2006, and sold another portion in early January for a $1.3 million loss in this quarter.

The allowance for loan losses as a percentage of total loans was 0.35% as of March 31, 2007, compared to 0.34% for the quarter ended Dec. 31, 2006, and 0.31% as of March 31, 2006.

Non-Interest Income

Total non-interest income was $10.2 million for the quarter ended March 31, 2007, up 37% from the quarter ended March 31, 2006.

BankUnited’s portfolio of residential loans serviced for others was $1.5 billion at March 31, 2007, compared to $1.7 billion at March 31, 2006. Servicing fees, net of amortization, were $971,000 for the second quarter of fiscal 2007 compared to $864,000 for the second quarter of fiscal 2006.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees), was $3.5 million for the second quarter of fiscal 2007, up 16% from the same quarter of fiscal 2006.

BankUnited sold $360 million of residential loans during the quarter, resulting in a gain of $3.5 million, compared to a gain of $1.9 million for the quarter ended March 31, 2006. BankUnited will continue to utilize loan sales and securitizations as balance-sheet management tools.

Bert Lopez, BankUnited’s senior executive vice president and chief financial officer, said, “Early in the quarter we were able to lock in the pricing for those loans to be sold into the secondary market and achieved a gain on sale of approximately 100 basis points. While our option ARM loans continue to be well received due to our credit quality and low prepayment rates, the prices in the secondary market for these types of loans deteriorated during the latter part of the quarter. Adjusting for current prices, our gain on sale would have been in the range of 40 to 50 basis points. While we cannot predict future price levels, historically, loan originators have adjusted their cost to originate loans to increase the gain on sale, and we have seen those adjustments beginning to occur.”

In the quarter, the company sold securities resulting in a net pre-tax loss of $0.6 million.

Expenses and Efficiency Ratio

Non-interest expense was $51.3 million for the quarter, up 45% from $35.4 million for the same quarter of fiscal 2006. The increase primarily reflects the company’s planned expansion of its branch network, operations and support areas and ongoing expenses related to regulatory compliance.

Included in non-interest expense was a $1.2 million, pre-tax charge for the aforementioned call premium.

The efficiency ratio for the quarter was 55.5%, up from 52.7% for the same quarter of fiscal 2006.

Capital, Capital Ratios and Book Value

BankUnited’s board of directors declared its ninth consecutive cash dividend of one-half cent ($0.005) per share of its Class A Common Stock, payable on March 30, 2007, to stockholders of record as of March 15, 2007. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis, subject to termination at any time and at the sole discretion of the board.

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.6% and 14.9%, respectively, at March 31, 2007.

During the quarter, BankUnited repurchased 356,282 shares of Class A Common Stock at an average price of $24.85 per share. As of March 31, 2007, 2,691,018 shares remained available for repurchase under the program. On April 16, 2007, the Board authorized an 800,000 share increase in its stock purchase program, making the total number of shares eligible for repurchase 3.5 million.

Book value per common share was $21.84 as of March 31, 2007, up from $18.85 at March 31, 2006.

Outlook

Lopez concluded, “The combination of higher production levels and prepayments, which we expect to moderately increase as our portfolio ages, should result in total loan balances approaching in the vicinity of $13 billion at fiscal year end. As previously noted, we anticipate our non-performing loans could reach 80 basis points by fiscal year end. We expect third and fourth quarter loan loss provisions will be recorded at a rate similar to the first two quarters of fiscal 2007. While expenses will likely increase as we continue to invest in the company, initiatives that we have in place should limit the rate of increase for the remainder of the year.”

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At March 31, 2007, BankUnited had assets of $14 billion.

Serving customers through 81 branches in 13 coastal counties, Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota, Lee, Indian River and Pinellas, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter is scheduled for 10 a.m. EDT on Thursday, April 19, 2007, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Senior Executive Vice President of Corporate Finance James Foster.

A live audio webcast of the call will be available through www.bankunited.com. A replay of the call will be available from 12:00 p.m. EDT on April 19 through 11:59 p.m. EDT on April 25 by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is 6144448.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “would,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to materially from current management expectations included, but are not limited to, general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values; competition from other financial service companies in our markets; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional Company debt or equity; the concentration of operations in Florida, if Florida business or economic conditions decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the Company’s common stock; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the Company’s operations, price, products and delivery of services.

Residential Loan Portfolio
Period Ending March 31, 2007

Attribute	FULL DOC Employment Verified	STATED INCOME / VERIFIED ASSETS Employment Verified	REDUCED DOC Employment Verified	NO DOC**	Totals
Residential Portfolio* (000’s) millions	1,754	3,940	2,750	789	9,232
Percentage of Portfolio	19%	43%	29%	9%	100%
Weighted Average FICO	705	708	708	719	710
Percentage with Mortgage Insurance	13	17	25	9	18
Weigted Average LTV after Mortgage Insurance	72	74	73	74	73

*	Total residential portfolio excludes consumer specialty mortgages, unearned discounts, premiums, loan fees and other.
**	No Doc loans require an independent appraisal and a credit report. No Doc loans are not available to first time home buyers and are only for the borrower’s primary residence.

BankUnited Financial Corporation
Quarter Ended March 31, 2007 Earnings Release
	For the Three Months Ended			For the Six Months Ended Mar 31,
	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006	2007	2006
Operations Data:
Interest income:
Interest and fees on loans	$216,240	$211,815	$141,479	$428,055	$262,488
Interest on mortgage-backed securities	13,337	13,770	16,293	27,107	32,923
Interest and dividends on investments and other interest-earning assets	7,465	8,244	6,620	15,709	12,508

Total interest income	237,042	233,829	164,392	470,871	307,919
Interest expense:
Interest on deposits	74,341	67,719	44,732	142,060	83,904
Interest on borrowings	74,539	82,272	56,094	156,811	105,374
Interest on trust preferred securities and subordinated debentures	5,822	5,043	3,812	10,865	7,575

Total interest expense	154,702	155,034	104,638	309,736	196,853

Net interest income	82,340	78,795	59,754	161,135	111,066

Provision for loan losses	4,000	4,000	2,300	8,000	4,600

Net interest income after provision for loan losses	78,340	74,795	57,454	153,135	106,466

Other income:
Loan servicing fees, net of amortization	971	1,089	864	2,061	1,431
Impairment of mortgage servicing rights	(133)	(832)	(330)	(965)	(330)
Loan fees	1,265	1,074	954	2,339	1,663
Deposit fees	1,510	1,474	1,338	2,984	2,655
Other fees	697	672	706	1,369	1,347
Gain on sales of loans, securities, and other assets (1)	2,908	5,639	1,872	8,545	3,762
Insurance and investment income	1,320	952	1,312	2,272	2,212
Loss on swaps	(121)	(196)	(914)	(318)	(914)
Other income	1,736	1,718	1,610	3,456	3,259

Total other income	10,153	11,590	7,412	21,743	15,085
Other expense:
Employee compensation	26,551	24,286	17,811	50,837	34,572
Occupancy and equipment	9,551	8,555	7,355	18,107	14,298
Professional fees	1,842	1,617	1,417	3,459	2,913
Telecommunications and data processing	2,933	2,830	2,335	5,764	4,461
Advertising and promotion expense	2,243	1,775	1,664	4,018	3,062
Other operating expenses	8,206	5,984	4,790	14,188	8,498

Total other expense	51,326	45,047	35,372	96,373	67,804

Income before income taxes	37,167	41,338	29,494	78,505	53,747

Provision for income taxes	12,763	13,970	9,806	26,733	17,884

Net income	$24,404	$27,368	$19,688	$51,772	$35,863

Earning Per Share Data:
Net income	$24,404	$27,368	$19,688	$51,772	$35,863
Preferred stock dividends	133	135	118	268	237

Net income available to common stockholders	$24,271	$27,233	$19,570	$51,504	$35,626

Basic earnings per common share:	$0.67	$0.75	$0.57	$1.42	$1.10

Weighted average common shares outstanding	36,252	36,390	34,453	36,321	32,288

Diluted earnings per common share:	$0.64	$0.71	$0.54	$1.35	$1.04

Weighted average diluted common shares outstanding	38,351	38,339	36,663	38,397	34,412

(1) Consists of the following:
	For the Three Months Ended			For the Six Months Ended Mar 31,
	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006	2007	2006

Gain on sales of investments and mortgage-backed securities	$(566)	$43	$—	$(524)	$—
Gain on sales of loans and other assets	$3,474	$5,596	$2,062	$9,069	$3,762

			(continued on next page)

BankUnited Financial Corporation
Quarter Ended March 31, 2007 Earnings Release
	Mar 31, 2007	As of Dec 31, 2006	Mar 31, 2006
	(In thousands)
Selected Balance Sheet Data:
Asset Data:
Total assets	$13,943,375	$13,810,716	$12,208,421
Cash and cash equivalents	$247,854	$112,957	$90,673
Investment securities	$202,517	$267,417	$291,909
Mortgage-backed securities	$1,053,924	$1,144,696	$1,393,735
Loans:
Residential loans (1)	$9,352,166	$9,114,076	$7,563,225
Specialty consumer mortgages	676,047	681,638	684,385
Commercial and commercial real estate loans	1,187,538	1,185,985	1,187,113
Consumer loans (2)	415,413	400,317	327,989
Unearned discounts, premiums and loan fees	212,756	205,762	159,914
Allowance for loan losses	(41,827)	(39,192)	(30,575)

Loans receivable, net (excluding loans held for sale)	$11,802,093	$11,548,586	$9,892,051

Loans held for sale	$29,309	$117,165	$14,650
FHLB Stock	$270,735	$283,017	$222,132

Liability Data:
Total liabilities	$13,138,451	$13,028,748	$11,517,890
Deposits:
Non-interest bearing deposits	$368,286	$371,833	$395,264
Interest bearing checking and money market deposits	543,283	454,815	397,359
Savings	1,460,589	1,358,330	1,349,238
Certificates of deposit $100,000 and less	2,522,617	2,357,241	1,857,796

Total core deposits (3)	4,894,775	4,542,219	3,999,657
Certificates of deposit over $100,000	1,949,360	1,748,080	1,453,466

Total deposits	$6,844,135	$6,290,299	$5,453,123

Other borrowings (4)	$5,774,932	$6,238,366	$5,634,562
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$250,148	$247,255	$195,957

Equity Data:
Total stockholders’ equity	$804,924	$781,968	$690,531
Preferred equity	$7,890	$8,042	$7,268

AVERAGE BALANCE SHEET DATA (Three months ended)

Assets	$13,914,509	$13,920,511	$11,697,353
Cash and cash equivalents	$95,303	$63,824	$82,710
Investment securities	$245,654	$282,938	$292,373
Mortgage-backed securities	$1,106,623	$1,195,422	$1,459,649
Loans:
Residential loans (1)	$9,201,116	$9,072,259	$7,072,883
Specialty consumer mortgages	676,140	691,035	681,795
Commercial and commercial real estate loans	1,188,822	1,194,832	1,095,889
Consumer loans (2)	406,833	386,631	314,816
Unearned discounts, premiums and loan fees	214,058	208,897	181,807
Allowance for loan losses	(39,306)	(37,209)	(29,206)

Loans receivable, net (excluding loans held for sale)	$11,647,663	$11,516,445	$9,317,984

Loans held for sale	$218,253	$265,849	$55,769
FHLB Stock	$274,476	$278,692	$206,580
Interest-earning assets	$13,525,427	$13,578,345	$11,364,984

Total liabilities	$13,116,644	$13,146,672	$11,050,624
Deposits:
Non-interest bearing deposits	$360,773	$380,221	$366,455
Interest bearing checking and money market deposits	$500,592	$440,774	$390,688
Savings	1,420,039	1,334,737	1,272,818
Certificates of deposit	4,349,957	3,987,584	3,171,118

Total interest bearing deposits	$6,270,588	$5,763,095	$4,834,625

Other borrowings (4)	$5,948,716	$6,458,770	$5,421,407
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$251,529	$246,183	$195,095
Interest-bearing liabilities	$12,590,833	$12,588,048	$10,571,126

Total stockholders’ equity	$797,866	$773,839	$646,730

(1)	Excludes specialty consumer mortages which are reported separately under the caption Specialty Consumer Mortgages
(2)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are reported separately under the caption Specialty Consumer Mortgages
(3)	Core deposits have been redefined to include certificates of deposits $100,000 and less in addition to checking, savings and money market accounts.
(4)	Includes FHLB advances, repurchase agreements, and federal funds purchased.

(continued on next page)

BankUnited Financial Corporation
Quarter Ended March 31, 2007 Earnings Release
	For the Three Months Ended
Selected Data:	Mar 31 2007	Dec 31 2006	Mar 31 2006

Quarterly Performance Data:
Return on average tangible common equity	12.75%	14.77%	12.81%
Return on average assets	0.70%	0.79%	0.67%
Yield on interest-earning assets	7.03%	6.88%	5.80%
Cost of interest-bearing liabilities	4.98%	4.89%	4.01%
Net interest yield on earning assets (margin)	2.39%	2.35%	2.07%
Net interest spread	2.05%	1.99%	1.79%
Efficiency Ratio	55.49%	49.84%	52.66%

	For the Six Months Ended
	Mar 31, 2007	Mar 31, 2006
Year to Date Performance Data:
Return on average tangible common equity	13.74%	13.09%
Return on average assets	0.74%	0.64%
Yield on interest-earning assets	6.95%	5.63%
Cost of interest-bearing liabilities	4.93%	3.86%
Net interest yield on earning assets (margin)	2.37%	2.02%
Net interest spread	2.02%	1.77%
Efficiency Ratio	52.70%	53.75%

	As of
	Mar 31 2007	Dec 31 2006	Mar 31 2006
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$21.84	$21.08	$18.85
Tangible book value per common share	$21.06	$20.30	$18.07
Closing price of Class A Common Stock	$21.21	$27.96	$27.04
Common shares outstanding	36,502	36,720	36,247
Average equity to average assets (3 mos.)	5.73%	5.56%	5.53%

Capital Ratios:
Tangible capital ratio (1)	7.6%	7.4%	7.3%
Tier 1 core capital ratio (1)	7.6%	7.4%	7.3%
Total risk-based capital ratio (1)	14.9%	14.5%	14.3%

Non-Performing Assets:
Non-accrual loans	$70,474	$44,732	$10,794
Loans 90 day past due and still accruing	471	—	366

Total non-performing loans	70,945	44,732	11,160
Real estate owned	3,138	413	224

Total non-performing assets	$74,083	$45,145	$11,384

Allowance for loan losses	$41,827	$39,192	$30,575

Non-performing assets to total assets	0.53%	0.33%	0.09%
Non-performing loans to total loans	0.60%	0.39%	0.11%
Allowance for loan losses as a percentage of total loans	0.35%	0.34%	0.31%
Allowance for loan losses as a percentage of non-performing loans	58.96%	87.62%	273.97%
Net charge-offs for the three months ended	$1,365	$1,186	$371
Net annualized year-to-date charge-offs (recoveries) as a percentage of average total loans	0.044%	0.040%	(0.005)%

(1)	Capital ratios are for BankUnited FSB only.